UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 14, 2013
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FLUIDIGM CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	001-34180	77-0513190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7000 Shoreline Court, Suite 100
South San Francisco, California 94080
(Address of principal executive offices, including zip code)
(650) 266-6000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 14, 2013, Fluidigm Singapore Pte Ltd. (“Fluidigm Singapore”), a wholly-owned subsidiary of Fluidigm Corporation (the “Company”), accepted an offer of tenancy (the “Lease”) from HSBC Institutional Trust Services (Singapore) Limited, as trustee of Ascendas Real Estate Investment Trust (the “Landlord”), relating to the lease of a facility located at Block 5008, Ang Mo Kio Avenue 5, TECHplace II, Singapore 569874. Pursuant to the terms of the Lease, it is expected that Fluidigm Singapore will be in possession of the facility commencing on March 2, 2014, and that the Lease and rental obligations thereunder will commence on June 2, 2014 for a term of 96 months. Aggregate gross rent due under the Lease will be SGD$6,403,812 (approximately US$5,137,458). Singapore Dollars (SGD) are converted to US Dollars (USD) at a rate of 1 SGD to 0.80225 USD, the conversion rate as of October 14, 2013. The Lease also provides Fluidigm Singapore with an option to renew the Lease for an additional 60 months at the then prevailing market rent, and on similar terms as the existing Lease, and a right of first refusal on certain additional space in the building beginning June 2, 2014 until June 1, 2015.

The leases for Fluidigm Singapore’s existing facilities terminate in 2014 and 2016. Fluidigm Singapore intends to consolidate its manufacturing operations in the new space in the third quarter of 2014.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUIDIGM CORPORATION

Date: October 17, 2013	By:	/s/ Vikram Jog
Vikram Jog Chief Financial Officer